Exhibit 10.1

Cocrystal Pharma, Inc.

James Sapirstein

4162 NW Briarcliff Circle

Boca Raton, Florida 33496

Dear James:

On behalf of Cocrystal Pharma, Inc. (the “Company”), we take great pleasure in confirming our employment offer, as Chief Executive Officer, with an anticipated start date of June 3, 2026. This position reports to the Board of Directors. We believe that you will be an excellent addition to the Company. Accordingly, the Company desires to retain you as an employee on the terms and conditions set forth in this letter.

Salary. You will be paid a biweekly rate of $10,192.31 (this amount is equivalent to $265,000 annually), subject to all regular applicable taxes, payable in accordance with the Company’s prevailing payroll practices. Your base salary will be reviewed periodically and at least at the conclusion of each Calendar year and may be increased based on your individual performance or increases in competitive market conditions pursuant to the Company’s executive compensation policies.

Stock Option Inducement Grant.

As an inducement to you to accept employment, subject to the approval of the Company’s Board of Directors (or a committee thereof), you shall be granted options to purchase Two Hundred Thirty Five Thousand (235,000) shares of the Company’s common stock on your start date with an exercise price equal to the closing price of the common shares on the date of the grant (the “Inducement Grant”). The Inducement Grant will vest in four annual installments of one quarter of the shares granted, with the first such installment to vest on the first anniversary of your start date, and subject to your continued employment with the Company shall continue to vest on that schedule unless there is a Change in Control of the Company or you are terminated by the Company without Cause, as such terms are defined in the Company’s 2025 Equity Incentive Plan. In the event of a Change in Control this Inducement Grant shall accelerate and vest 100% of the then unvested shares. In the event of a termination without Cause 50% of any unvested shares from the Inducement Grant shall accelerate and immediately vest upon such termination. The acceleration provisions stated herein shall control and take precedence over any other provisions in any other document that may conflict or seek to alter these acceleration provisions.

Annual Target Bonus:

You shall be eligible to earn an annual, performance-based bonus (an “Annual Bonus”) with a target bonus value equal to fifty percent (50%) of the your base salary (the “Target Bonus”) based upon the achievement of performance targets, which shall be established by the Board of Directors (or a committee thereof) in consultation with you within the first 90 days of each calendar year during your employment, with the actual amount of the Annual Bonus for a particular year determined by the Board (or a committee thereof) in its discretion. The Board of Directors (or a committee thereof) shall consider your performance from the start date through the 2026 calendar year when determining your Annual Bonus for the 2026 calendar year. The bonus target percentage is subject to change. To earn any bonus, you must be employed with the Company on the date the bonus is paid.

Stock Incentives:

You will be eligible for consideration for annual grants of stock-based incentives under the Company’s equity incentive plan (the “Plan), subject to achievement of performance targets and approval of the Compensation Committee. The specific terms and conditions of your grants will be provided at the time the grants are made to you.

In addition to the Inducement Grant, subject to your continued employment, achievement of performance targets, which shall be established by the Board of Directors (or a committee thereof) in consultation with you within 30 days after your start date, and the approval of the Compensation Committee, you will also be granted options to purchase an additional Two Hundred Thirty Five Thousand (235,000) shares of the Company’s common stock on the six month anniversary of your start date with an exercise price equal to the closing price of the common shares on the date of the grant These options will also vest equally 25% per year on each of the four anniversaries of the grant of the options, provided you remain an employee of the Company at the time of each vesting date.

In accordance with the Plan, and without limiting the powers of the Compensation Committee under the Plan, if there is a Change in Control of the Company, as defined in the Plan, the vesting date and/or payout of each outstanding stock incentive award granted to you shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of Common stock subject to such award.

Benefits. You will be entitled to participate in such benefit programs as are made available to other senior executives of the Company.

Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement. You are also asked not to bring with you any confidential materials from other sources.

Prior Employment. By accepting the terms of this agreement, you are representing and warranting to the Company that you are under no contractual commitments inconsistent with your proposed obligations to the Company. You are also representing and warranting to the Company that the contents of your resume are accurate. Any breach of this representation will result in the termination of your employment with Cause.

Code of Conduct. You will be given a Company Code of Conduct when you commence employment or shortly thereafter. This Code of Conduct will contain the Company’s policies regarding employee review, and workplace policies and procedures. This policy requires drug testing for all employees. All employees are expected to abide by this Code of Conduct.

Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business, or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. Notwithstanding and consistent with the above, you may serve as a board member for other entities concurrently with your employment, subject to your prior disclosure to the Company and the Company’s written consent.

Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of Florida. This letter and the [Proprietary Information and Inventions Agreement] contain all the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. As required by law, your employment with the Company is also contingent upon you passing your background check, drug test, and providing legal proof of your identity and authorization to work in the United States. Under Federal law, every employee must sign a Form I-9 and present proper proof of his or her right to work in the United States.

Offer Expiration:

We hope that you find the foregoing terms acceptable and look forward to working with you. You may indicate your agreement with these terms and accept this offer of employment, please review and electronically sign this document using the link provided in the email. If you do not accept within the next two (2) business days, the offer of employment will be void and of no effect. With your abilities and experience, we know that you will be able to contribute and benefit from the growth of Cocrystal Pharma.

We are excited to have you join our team! If you have any questions regarding this offer, please contact

Sincerely,

/s/ James Martin
Name: James Martin
Title: Chief Financial Officer

I have read and accepted this employment offer:

/s/ James Sapirstein
James Sapirstein